U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

C3 Bullion, Inc.

A Delaware Corporation

(The “Company” or “C3”)

Commission File Number: 024-12367

Delaware

(State or other jurisdiction of Incorporation or organization)

93-1423077

(I.R.S. Employer Identification Number)

875 North Michigan Avenue, Suite 3100

Chicago, Illinois, USA

(Address of principal executive offices)

60611

(Zip Code)

(920) 207-0100

(Registrant’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

C3 Bullion, Inc.

875 N. Michigan Avenue, Suite 3100

Chicago, IL 60611

Email: cwerner@C3Bullion.com

Tel: 920-207-0100

support@C3Bullion.com and www.C3Bullion.com

Simmons Associates, Ltd., Attorneys and Counselors at Law

4 Richmond Square, Suite 102

Providence, Rhode Island 02906 USA www.simmonsltd.com

Table of Contents

Page No.

ITEM 1. DESCRIPTION OF THE COMPANY6

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS16

ITEM 3: BOARD OF DIRECTORS, EXECUTIVE OFFICERS,

PROMOTERS AND CONTROL PERSONS19

ITEM 4: BENEFICIAL SECURITY HOLDERS27

ITEM 5: TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND

CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE28

ITEM 6: OTHER29

ITEM 7: INDEX TO FINANCIAL STATEMENTS30

SIGNATURE PAGE52

Part II - Cautionary Note Regarding

FORWARD LOOKING STATEMENTS

Some of the statements in this Annual Report constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “proposed,” “yet,” “assuming,” “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties, and other factors that may cause our actual transactions, results, performance, achievements, and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Annual Report, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating the Company’s forward- looking statements. These factors include, among other things:

•Our ability to implement our proposed C3 business plan;

•National, international, and local economic and business conditions that could affect our business;

•Markets for our Shares, if and when the C3 Offering is successfully completed;

•Our cash flows or lack thereof;

•Our operating performance;

•Our financing activities;

•Industry developments affecting our business, financial condition, and results of operations;

•Our ability to compete effectively; and

•Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations by the SEC, States, and self-regulatory organizations, including without limitation, FINRA.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future plans, transactions, results, performance, achievements, or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Annual Report or otherwise make public statements in order to update its forward-looking statements beyond the date of this Annual Report.

Please read this Annual Report carefully. It describes our business, our financial condition, and results of operations. We have prepared this Annual Report so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Annual Report. We have not authorized any other person to provide you with different information. This Annual Report is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Annual Report is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A and

●current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement (this “Offering Statement”) was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. If we qualify as an emerging growth company, we may take advantage of certain reduced reporting requirements and would be relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•would not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•would not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•would not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-goldenparachute” votes);

•would be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and

CEO pay ratio disclosure;

•would be able to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•would be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase- in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions may also be available to us if we qualify, if listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ANNUAL REPORT SUMMARY

This summary provides an overview of selected information contained elsewhere in this Annual Report. It does not contain all the information you should consider before making a decision to purchase the Shares we are offering. You should very carefully and thoroughly read the more detailed information in this Annual Report and review our financial statements contained herein.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. The Company is not currently generating revenues and does not expect to generate revenue until it enters into the commercial phases of marketing its products contemplated herein. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Annual Report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

•potential governmental regulations relating to or that may impact our industry segments;

•increased costs or exposure to liability as a result of changes in laws or regulations applicable to the mining industry;

•general volatility of the capital and credit markets and the market price of our Shares;

•exposure to litigation or other claims;

•loss of key personnel;

•the risk that we may experience future net losses;

•risks associated with breaches of our security;

•failure to obtain necessary outside financing on favorable terms, or at all;

•risks associated with future sales of our Shares by existing shareholders or the perception that they intend to sell substantially all of the Shares of our Company that they hold;

•risks associated with the market for our Shares; or

•any of the other risks included in this Annual Report, including those set forth under the headings “Risk Factors,” “Board of Directors’ Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties, and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Annual Report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Registration Statement will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates and expectations are presented in this Annual Report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Prospective investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

ITEM 1. DESCRIPTION OF THE COMPANY

C3 GENERAL CORPORATE GOVERNANCE OBJECTIVES AND POLICIES

Acquire and Dispose of Shares

The general objectives and policies of the Company include advancing operations in such a manner as to produce a return on investment for its Shareholders.

Provide Shareholders with Investment Opportunities

The Company policy is to advance and grow operations on behalf of its Shareholders.

Provide Shareholders with Limited Liability

One of the specific Company objectives is to provide the Shareholders with limited liability for events and/or actions of the Board of Directors. The Company policy is to form and operate the Company in such a manner as to afford liability protection to the outside assets of the Shareholders to the extent allowed under the company by-laws and Delaware law.

Anticipated Holding Periods

The operating objective is to grow the Company for at least five (5) years prior to sale or initial public offering, at which time it will be sold, and the proceeds distributed. However, the Board of Directors will continually explore opportunities for resale, which may occur earlier than the projected hold time. If market conditions preclude favorable disposition of the Company at the projected time, the life of the Company may be extended, and operations of the Company will need to continue until more favorable market conditions occur and the Company can be sold.

Provide Cash Distribution to Shareholders

The operating objective of the Company is to generate Distributable Cash from operations, in USD or Gold Bullion at the option of the Shareholder, for Distribution to the Shareholders. The Board of Directors anticipates that Cash Distributions will be made from the operations or sale of the Company and held in respective USD or Gold Bullion accounts.

Allow Shareholders Minimal Involvement in Board of Directors

The Board of Directors will have control over non-ordinary course, significant business decisions/transactions. The Shareholders will only be able to remove the Board of Directors with good cause.

Our executive officers and management will make all decisions regarding the day-to-day operations of the Company.

Christopher Werner, Luciano Duque and Martin Gallon are the Board of Directors members of the Company and shall manage all business and affairs of the Company unless they are removed for Good Cause (as defined in the Bylaws) or resigns. The Board of Directors shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Board of Directors shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Board of Directors are described in the Bylaws.

Keep Shareholders Apprised of Company Affairs

The Board of Directors intends to furnish Shareholders periodic financial status reports for the Company. The Board of Directors will prepare an annual information package that it will attempt to deliver by January 15th each year. The annual information package may include such things as an annual operations update, financial statements, and a copy of the Company tax return, as applicable.

The Board of Directors intends to conduct periodic teleconferences and/or email updates with the Shareholders, as the Board of Directors deems necessary, to keep them apprised about affairs involving the Company. The Board of Directors will be available to answer questions during normal business hours via telephone or email.

Overview of the C3 Bullion Operational Strategy

A.What is C3 Bullion?

C3 Bullion (“C3”) is a  specialized mining advisory firm focused on production-stage gold mining projects. We focus on mid-tier operators who are technically viable but  underserved with capital infusion opportunities.  We provide the expertise, oversight, and strategic coordination needed to align operational output of the mines with capital access.

Our management and advisory team includes engineers, geologists, mining operators, economists, capital markets professionals, and risk management specialists. This integrated foundation of individuals and companies enables us to assess mines with operational viability, structured equipment plans, and coordinated operational consulting and finance services through the direct engagement of our team across all mining project phases.

C3  operates as an advisory  partner to both mining companies and the financial entities engaging with them. We focus on identifying and supporting production-stage projects through integrated technical and financial alignment. Leveraging proprietary AI tools and field-based evaluation, we assess project readiness, support capital structuring, and coordinate the delivery of critical infrastructure — including machinery, equipment, and plant assets — to advance operational throughput.

Our role at C3 includes managing deployment strategies tied to site performance, ensuring that capital and equipment management aligns with verified production capacity, and we help monitor mining operator execution with the objectives of engaged financial counterparties. Where appropriate, C3 may participate directly in delivering services to projects  under structured terms and operational milestones.

C3’s business model introduces a structural shift in how capital and operational support is deployed to mid-tier gold mining production. Rather than relying solely on fees or financial returns, we structure compensation in a blend of fiat and physical gold — delivered into vault custody and linked to verified project performance.

Financial institutions, institutional and private lenders — many of whom have historically focused on real estate lending due to enforceability and asset visibility — have traditionally avoided mid-tier mines for lack of comparable controls. Financial counterparties entering this segment have lacked the tools to enforce repayment — and have rarely considered physical gold itself as a contractual item. C3 changes this financing and operational situation by enabling their lenders to engage through our infrastructure. We open access to a historically untapped financing and service segment of the mining economy by directly supporting the mine’s throughput expansion and tying our compensation to delivered gold.

Over time, this approach outlined above positions C3 to accumulate physical gold holdings. Additionally, physical gold held in storage may serve multiple purposes, including:

1.Acting as collateral to support C3’s operational expansion and targeted lending initiatives.

2.Subject to the discretion of the Board of Directors, potentially enabling the distribution of gold holdings to our company that might increase shareholder value  in the form of dividends.

How C3 Bullion Can Create Value for its Shareholders:

A. C3  will generate revenue through direct operational engagement with gold producers and financial entities seeking disciplined access to mid-tier mining projects. Our infrastructure provides institutional oversight in environments that typically operate without structured finance controls.

B. External funds and financial counterparties to a project mine rely on C3’s infrastructure to access qualified production sites. We govern operational deployment conditions and enforce execution standards across all participating projects.

C. C3 can deploy its services to include infrastructure oversight, operational advisory management, and optimal gold delivery enforcement for the mine. Compensation is derived from structured engagements with mining operators and from complete system access by financial participants. In certain contractual structures, additional performance-based compensation may also apply, tied directly to mine-level production.

D. Based upon the utilization of C3’s services, as capital flows through the mine’s system, production expands across qualified sites and revenue can grow where shareholders benefit directly from the mine’s throughput-aligned participation with C3.

B.C3 Operations:

C3 commenced operational strategy with two core business lines: (i) direct advisory services to mining projects, and (ii) direct lending into qualified operations. These two models allow us to engage with gold production projects both as a service provider and, where appropriate, as a capital consultant or originator. As our company matures, we will observe growing demand from financial institutions and private lenders seeking structured entry into mid-tier gold projects. The challenge in the past is these mines lacked the operational infrastructure required to satisfy institutional lending standards. In response, we have developed a third business line — offering our C3 system and services as an operational deployment strategy to increase the potential for external capital being available to the mining project.

C3 Bullion now plans to operate across three closely related lines of business:

1.Mining Advisory and Project Execution: C3 provides direct operational engagement to gold mining projects through specialized advisory services. These include project sourcing via proprietary AI tools, technical and economic analysis, site selection, equipment strategy, capital alignment, and full-cycle contract execution. In certain engagements, we remain active throughout the production lifecycle — including oversight of the mine’s performance, throughput strategy, and optimal growth execution. Compensation for these services to C3 is structured in a blend of fiat currency and physical gold.

2.Direct Lending to Mining Projects: In select cases, C3 may originate loans directly to qualified gold mining projects. These lending arrangements are always paired with the same operational oversight and contract supervision applied in advisory engagements, but with the capital sourced internally. Our project lending plan covers machinery, equipment, and business development — secured by project-level assets and structured around multi-year operational timelines. These positions are designed to generate fixed income and “in-kind” repayment through physical gold delivery.

3.System Licensing for Institutional Capital Deployment: As interest from institutional and private lenders increases, C3 will launch a third business line — making its system available as a standalone infrastructure layer for capital deployment. Under this model, external funds will use the C3 system to engage with mid-tier gold mines while maintaining full control over their own capital. C3 will govern the operational framework including  (i) project qualification diligence, (ii) enforcement of performance and production milestones, optimal equipment utilization and pathing, operator supervision, and gold delivery verification. This structure allows financial institutions to lend into gold production with confidence, using C3 advisory services and oversight as the reliance for their exposure.

All three of the business lines outlined above share a defining feature: our compensation may be structured in a combination of fiat currency and physical gold. Whether C3 operates as an advisor,  direct lender, or as a system infrastructure consultant provider for institutional capital, certain value is earned through our involvement.

The following services are offered to our projects, depending on the stage where C3 involvement is required. We can offer our services to projects that will contract specific items from the following service platform. Some projects will contract a specific group of services, while others will contract the full range, and C3 will also apply the full range of services listed below to any loan that will be provided to a mine from C3’s own capital.

1.Mining Operations Services - this service offering relates to the advisory services that C3 can provide to projects looking for assistance with general operations based on what we have created as our ideal mine stage and size concepts:

2.Ideal mine project situation - C3 focuses on public companies trading in the TSX/TSXV to minimize risk. Target projects are focused mainly on public companies with geographical locations in the Americas. C3 will consider other locations and non- public companies on an opportunistic basis. The mine needs to have a strong management team with a proven successful track record. Ideally, a Completed NI 43-101 or JORC Resource statement, Preliminary Economic Assessment (PEA), and/or Feasibility Studies is preferred.

3.Ideal mine project development stage - The lifecycle of mining can be divided into several stages that we can group into two main stages: the exploration phase and the production phase. During the exploration phase, the value of the mining assets will fluctuate depending on the amount of gold discovered. Once there is a discovery, there is a period called feasibility in which the mining company needs to produce an economic and environmental analysis to justify the continued operation of the mine.

All phases during the exploration period are riskier projects and C3 does not plan to pursue projects in this stage.

Instead, C3 will focus on the production stage of development, to capitalize on projects finishing the second or later feasibility stage or “orphaned” opportunities, which are at the beginning of the production stage, and therefore avoid exploration and feasibility risk.

C3’s ideal projects are mines operating during the orphan period (first image), with the feasibility or development stage (second image) at 95% to 100% completion. Ideally, C3 will manage projects at the production stage of the second image, specifically between the “Commercial exploitation begins” and “Expansion of mine and plant” points in the mine life cycle. At this point in time, mining operators are usually lacking working capital and equipment financing.

The C3 team’s mining knowledge is a key component in identifying, analyzing, and deploying services to the project. Machinery or equipment lending at this stage is critical and a pivotal point in the mine’s life cycle.

1.Ideal mine project size - Given the very specific knowledge required to supervise a mining project and underwrite a mine loan, traditional advisory firms and finance sources like commercial banks are few and far apart, and they only focus on big operations and loan ranges targeting hundreds of millions of U.S. dollars. Mines in this category can access traditional advisory firms and bank loans at market rates and conditions very advantageous for the mine operator.

C3’s team has analyzed and identified that ideal mine projects for our operations are in the $1MM to $4MM range and are also mine owners that are willing to give concessions in terms of higher advisory fees, higher interest rates on loans, board seats, warrants, etc.

2.Ideal mine project geological, operational, and management characteristics - There are several factors that are also important when analyzing a mine which represent not only the quantity or quality of gold underground, but also factors like salaries for the employees, the current political environment where the mine is located, and even how far a mine is located from any access road, railroad or waterways that could have a big impact on the productivity of the mine.

Aside from the mine development stage or size, C3’s management team will perform a risk/operational analysis assessment of each mine before providing management consulting services and any equipment, machinery, plant or property lending. For example, the following represents a short list of some of the project characteristics that C3’s team analyzes:

•Gold concentration per ton

•Feasibility studies analysis

•Current and future daily production processing capacity

•Political risk analysis

•Production cost analysis

•Employees cost analysis

•Licensing and concessions analysis

•The mine’s management assessment

•The mine’s debt levels

•The mine’s production equipment assessment.

This list is not exhaustive, as every mining project is different, but C3 will rely on the extensive experience of its management team who have operated mines over the last 30 years throughout the world.

C.C3’s Project Sourcing Artificial Intelligence (AI) Tool

C3 continues to design and develop a proprietary Artificial Intelligence (“AI”) software solution to continuously utilize and develop the latest in data science and analysis for the mining sector. This platform includes data engineering, especially as it relates to AI and data organization, to enhance decision-making and connection for C3 and its Shareholders. We are collaborating with Soultionsloft, a custom software development company located in Delaware USA that works with startups, SMBs & enterprises to craft disruptive digital products & strategies.

This AI tool is focusing on the ideal mine concepts described above, along with very specific proprietary geological and engineering concepts into a unique tool that scouts the web through public reporting companies and private companies public permitting approvals in the Americas, searching for the newest and ideal projects currently available. This tool provides a source of projects that is unavailable compared to current technology owned or licensed by any other advisory firm that focuses in the small to mid-size project mining sector.

“Decision Science Model”

The AI model, in course of development, is designed to be sufficiently complete and comprehensive for capturing data on mining projects worldwide with an evaluation of risk factors components consistent with C3’s expert judgment. The risk factors included in the model are proposed and reviewed based on the expertise and judgment of mining and finance professionals from C3 ensuring that only relevant inputs are considered within the structure of the model.

C3’s AI model is a statistical process that consists of grouping a weight optimized set of relevant mining and financial aspects considered characteristics of a mining project. This information will be stressed under different conditions to create risk scenarios, which will provide the optimized level of accuracy for the model, as measured by comparing the stressed scenarios with a benchmark/archetype scenario established by C3. The model combines expert judgment with a statistical approach, providing:

•A verified and optimized model that provides transparent and objective risk assessment consistent with mining expert judgment.

•Leveraged intuition of mining and financial professionals to ensure that the model is applicable for financially viable mining projects.

•Enhancement to the risk metrics and model discriminatory capacity to select between mining projects with acceptable and non- acceptable level of risk.

•A systematic data collection to consolidate an empirically driven model.

Overall, this Model is a method of benchmarking results against expert judgment, with the capacity to rank projects according to profitability and risk, while identifying areas with profound potential within the mining business.

D.Project Analysis, Selection, and Capital Formation Services

When the Company’s committee is given instructions to conduct diligence, they will spend two weeks analyzing the available data on each project. We will then determine which project fits closely to the criteria of the Company outlined above, engage in discussions with the project’s management, and schedule a “boots on the ground” visit to the operating mine. This initial process is expected to take 30 days.

During the following 30-day period, our management will visit the project site, and examine all necessary operating protocols of the mine including:

•inspection of equipment

•inspection of ore processing procedures, mine safety standards, drill core samples, and all available technical data on the exploration phase

•interview personnel, review corporate financial data, take samples of unprocessed and processed ore, and have it analyzed in a laboratory

•review permits

•consult with the community and local officials

•conduct additional reviews where it is deemed necessary

Additionally, and not in order of importance, the following project aspects are also considered:

•Is the project’s management willing to be actively supervised for the duration of the engagement or lending process

•Will the management of the project be willing to allow C3 a seat on its Board of Directors Board for the duration of the engagement or lending process

•Are C3’s interest rates acceptable on any lending to the project

•The loan amount and payment terms (how much in cash and how much in physical commodity) and is a term of 5 years acceptable

•Gold concentration per ton

•Project feasibility studies analysis

•Current and future daily production processing capacity

•Political risk analysis

•Production cost analysis

•Employees cost analysis

•The project mine and its team’s know-how analysis

•Licensing and concessions analysis

•The project mine’s management assessment

•The project mine’s debt levels

•The project mine’s production equipment assessment

•The project capital needed and collateral available

•The projects sources nd uses of cash, and deployment details, etc.

After a complete review and examination of the mine and its operations, our committee will determine if the project fits the C3 project criteria. If it does not fit the criteria, the committee will ask the mine owners to keep us abreast of developments as the deficiency the committee uncovered may at some time in the future be resolved. If the project fits the necessary criteria the committee will move forward and recommend the project for engagement.

E.Production Phase Services offered by the Company

During the initial phase of the mine project’s service contract, C3 will monitor all aspects of the mining operation and have the authority to direct the material aspects of the operation in conjunction with the mine’s owners and management. Deployment of capital from the mine for equipment and other approved expenditures will be closely monitored by the C3 management team. C3 will also have daily contact with the mine and have a corporate representative to visit the project on a regular basis. We also plan to have remote monitoring capabilities so that C3 has the ability to monitor the important processing aspects of the mine 24/7.

During the duration of the engagement period for the project, C3 Bullion expects to be consulting and advising on a weekly basis to ensure the operation is reaching, maintaining, and hopefully exceeding gold-producing capabilities. Monthly meetings with corporate management and senior mine personnel will be undertaken.

F. Mine+ Group

In addition to C3’s core mining team, the Company has engaged Mine+ Group to enhance C3’s mining capabilities. Mine+ have spent their entire career developing mines and started noticing a similar pattern: owners were not developing their mines reliably and the people running the companies are smart, capable and have the best intentions, but often don’t have the right resources and controls to develop a mine effectively.

Mine+ Group helps owners develop mines more easily and offers solutions to handle most corporate, project and technical services that a mine needs. The Company’s collaboration with Mine + provides access to our clients where they will receive some of the best resources at affordable rates.

Mine + has focused throughout the world on improving the mining communities they serve, increasing the safety culture on mine sites, and eliminating environmentally impactful processes whenever possible. By C3 partnering with Mine+ Group, we are not just adding some of the best people in the mining industry to our team, but also tools, processes, and governance.

Some of the software operational tools that the C3 / Mine+ Group partnership provides to the project mines are:

1.ERMIS ppm:

A web-based project ERP is fully customizable, can integrate with any financial ERP, and gives the mine the confidence needed to track and control their project. Unlike other ERP solutions, this is ready to launch and C3/Mine+ includes all the back-office support to make sure the data, processes, and reports are accurate.

2.Reporting, Dashboards, and Analysis:

C3/Mine + offers the ability to create, manage, and issue any standard and non-standard report or register the mine requires. C3/Mine+ can also administer anything required to ensure a low-cost and accurate solution.

3.Develop and Implement Processes and Procedures:

C3/Mine + develops processes and procedures and implements them. The mine can utilize a toolbox of readymade and best-management processes or can create new custom processes tailored to a specific mine’s organization and team.

4.Onsite/Remote site staffing through strategic partnerships:

C3/Mine + provides proven world-class technical recruitment and payroll services to clients across the globe. As a result of their unique expertise, reach, and resources, they will assist the Company and its clients in accessing the very best personnel through extensive global databases and social media recruitment technologies.

5.The C3 operational core team, combined with Mine+ experience and know-how, provides a unique collaborative advisory firm capable of taking any project mine to its maximum operational production and efficiency at a reasonable price point for our target projects.

The agreement between Mine+ Group and C3 shall remain in full force and effect until the earlier of December 31, 2026 or termination in accordance with section 6 of our agreement. Either party may, on 30 days written notice to the other party, terminate this agreement.

Additionally, the Company shall pay Mine+ Group for the Services on a fees basis as per hourly rates values based on resources:

European resources:	$/h	US resources:	$/h
Executive	210	Executive	270
Management/Technical	130	Management/Technical	205
Senior	110	Senior	140
Junior	90
Admin	60

F. Gold Refining, Storing, and “Stacking” Services:

C3 receives a combined fiat and physical gold as payment for its management consulting services, lending activities, and receives a percentage of the mine’s production in physical gold. Therefore, a procedure is required to handle the monthly increasing amount of physical gold in storage.

The Company has partnered with Brinks to help secure the precious metals supply chain from mine to end user, including preparation of the shipment; weighing according to industry standards; preparation of documents for a letter of credit; storage; and acceptance and release of shipments upon receipt of formal instructions.

Brink’s also operates facilities for third-party inspection and assaying. In New York, Brink's is an authorized depository for NYMEX/Comex. In London, Brink’s is market-accepted as a warehouse for the LBMA (London Bullion Market Association) as well as an approved Weigh Master. Inventory management solutions are also available at secure storage facilities worldwide. The physical gold is taken by Brink’s at the mine and taken to a reputable refiner closer to the mine for refining, once done Brink’s pick up the now 99.5% gold and takes it to Brink’s vaults into C3 Bullion’s account.

Gold in the vaults will be used for two purposes:

•As a collateral for a credit line in order to lend money to mines

•Payment of dividends when and if the Board decides to do a payment of dividends in kind

G. The C3 Bullion Market Strategy

C3’s market strategy is built on a targeted, three-pronged approach — each aligned with a specific stakeholder group participating in the gold value chain.

1. Special-Situation Operators
On one side of the market, C3 engages directly with smaller mining companies that possess economically viable reserves but face structural or financial constraints. These operators often have limited access to capital, depressed equity valuations, and a clear need for external expertise. C3 provides the oversight, infrastructure, and execution support required to convert latent resource potential into controlled production.

2. Physical Gold Buyers Without Operational Capability
At the other end of the spectrum are entities seeking access to physical gold — but lacking the technical or operational capacity to interact directly with mining projects. These include institutions, high-net-worth individuals, family offices, jewelers, and banks. For this group, C3 facilitates access to gold delivered directly from controlled projects, often under contractual terms that allow for structured discounts — without requiring any operational involvement.

3. Institutional and Private Lenders Seeking Controlled Exposure
A third strategic channel targets financial institutions, private credit platforms, and lenders traditionally active in real estate or structured credit — but historically absent from mining due to investment committee constraints. C3 offers this group a purpose-built infrastructure layer that enables capital deployment into mid-tier mining projects under controlled, auditable terms. By providing oversight, project selection, and delivery enforcement, C3 opens this segment of the market to participants who have previously stayed out — not for lack of capital, but for lack of structure.

Through focused engagement with these three market segments, C3 aligns upstream production with downstream demand and institutional capital deployment.  This strategy can unlock capital transaction paths that were previously inaccessible.

H. Market Opportunity

The production-stage gold market remains structurally misaligned: mid-tier mining projects continue to face limited access to capital, while financial institutions are increasingly seeking new ways to gain exposure to physical gold. This disconnect — between stranded production and rising demand for disciplined gold access — defines the opportunity C3 is positioned to address.

On the mine side, capital scarcity persists. Production-stage operators with viable reserves often struggle to secure the working capital, equipment financing, and operational support required to scale operations. Many of these companies lack the institutional infrastructure needed to pass lender due diligence, leaving them outside the reach of traditional financing. Shifts in risk capital toward other sectors — including cannabis, cryptocurrencies, and energy transition commodities — have only deepened the financing gap for mid-tier gold producers.

At the same time, demand for physical gold among financial institutions has grown. Regulatory reforms under Basel III have increased the appeal of gold as a reserve asset, and large allocators — including banks, insurers, and private credit platforms — are now acquiring gold at record levels. Yet access remains inefficient: institutional capital is not structurally set up to engage with mining operators, and few mechanisms exist to bridge that gap, howeverC3  now offers that mechanism. By embedding financial constraint enforcement, operational supervision, and gold delivery reconciliation into mine-level operations, C3 enables capital to engage where it previously could not. Institutions gain structured access to gold at a discount — governed by contractual oversight and vault-based delivery enforcement — while mine operators gain the support, systems, and controls necessary to receive capital responsibly.

I.C3 Bullion Competitors

Throughout the Company’s market, there are just a handful of ways to have exposure to gold. The most recognized are the following:

1.Purchase of physical gold (coins/bars/bullion):

•the investor gets access to the physical gold

•but with high storage expenses, risk, and limited liquidity

•quantity stays the same and there is no revenue from it other than price appreciation

2.Gold Trust or Fund:

•The investor buys shares in a pool of capital that purchases and stores gold. The investor has limited access to the physical gold (redeemable after a process and fees)

•storage expenses are lower

•not risky

•good liquidity

•quantity diminishes as the trust/fund needs to sell part of the gold to pay for expenses

•there is no revenue from it other than price appreciation

3.Gold futures and options:

•the investor buys future contracts, but the investor never sees the gold. It is not redeemable, and is also referred to as paper gold

•there are no storage expenses

•not risky at all, other than risking the premium of the contract

•excellent liquidity

•not really acquiring any gold quantity

•revenue comes from speculation on the futures/options, but there is not a steady revenue

4.Gold mines shares/ETF:

•the investor buys shares in the mines, but the investor never really has access to physical gold

•there are no storage expenses

•some market/business risk

•excellent liquidity

•not really acquiring any gold quantity

•revenue comes from dividends if there are dividends available

The products outlined in 1-4 above are currently available in the market where an investor wants to have exposure to the physical gold and be able to take delivery of the physical gold. In general, they do not offer a constant increase in the amount of gold, nor do they offer any type of revenue. Actually, this has long been the primary investment reason against taking positions in gold.

5.The 5th option for gold exposure is our C3 Platform:

•The investor buys shares in our Company that will manage and help operate various gold mines

•There are lower storage expenses

•Business risk is mitigated by the collateral on any lending that takes place

•Limited liquidity

•Quantity of Gold increases every month

•Revenue comes in the form of extra gold as mines pay their service contracts, management agreements and loans

J. Summary of Business Strategy

C3  is a mining advisory and operational infrastructure consulting firm focused on enabling disciplined capital access across production-stage gold projects. Founded in 2020, C3 serves both mining operators and financial institutions by embedding structured oversight, equipment standard enforcement, and gold-linked repayment architecture into mid-tier mine operations throughout the Americas.

The firm’s team brings together engineers, geologists, mining operators, economists, capital markets professionals, and systems technologists — enabling a field-informed approach to operational execution, capital alignment, and product delivery enforcement.

C3 operates across three closely related business lines:

1.Mining Advisory and Operational Execution — We provide direct support for mine operators through project qualification, AI-based viability analysis, capital strategy design, and equipment structuring — with continued oversight through production.

2.Direct Lending to Mine Projects — We originate structured loans tied to project milestones, operator performance, and repayment of obligations in a combination of fiat currency and physically delivered gold.

3.System Licensing for Institutional Capital Deployment — We provide financial institutions and private lenders access to C3’s operational system — enabling capital to flow into mid-tier mines under enforceable controls and vault-audited repayment systems and logic.

C3 Bullion addresses a finance structural disconnect in the mining and capital markets: economically viable gold production assets remain stranded due to lack of institutional-grade policy infrastructure, while global demand for physical gold exposure is accelerating — particularly under post–Basel III frameworks. C3 exists to close this gap, offering both sides of the market the enforcement mechanisms, tools, and execution oversight they need to engage with gold investment securely.

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto of the Company included in this Annual Report. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

The Board of Directors launched Company initial operations in January of 2022 and incorporated in Delaware on May 19, 2023 and commenced global operations shortly thereafter. We are still in the early-growth stage and looking to expand research and development and the growth marketing stages of our business.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. The Company is not currently generating revenues and does not expect to generate revenue until it enters into the commercial phases of marketing its products and services contemplated herein. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

Trend Information

Revenue Trends

Because C3 characterizes the proceeds of its research and development arrangements as revenue, C3’s revenue can vary significantly based on demand for C3 Shares, the timing of revenue recognition under ASC 730 and whether C3 Shares’ sales are effected through consolidated funds. See the section titled “—Critical Accounting Policies and Estimates— Revenue Recognition” below for details. If we complete this offering of C3 Shares, C3 may recognize revenue in 2024 in connection with such sales under its current accounting policy, or under an appropriate future accounting policy. In addition, the Company may occasionally purchase assets using C3 Shares, valued at a discount to the then current fair value, which will result in a loss (or a lower gain) to the Company.

We generated no revenues during the period ending December 31, 2023, and no revenues for the year ended December 31, 2024.

Costs and Expenses Trends

C3’s operating expenses increased for the fiscal year ending December 31, 2024, primarily due to an increase in general and administrative costs associated with the addition of personnel to support C3’s growth and legal, accounting and audit expenses due to costs associated with the Reg A+ offering, and an increase in research and development costs, primarily due to the addition of personnel and contractors to support the development of the Company, in each case since December 31, 2023. Operating expenses have increased from ($515,337) at December 31, 2023 to ($823,427) for the year ended December 31, 2024.

C3’s other expenses have increased from $0 in December 31, 2023 to $1,990 for the year ended December 31, 2024.

Operating Results

We generated no revenues during the period ending December 31, 2023, and no revenues for the 12-month period December 31, 2024.

Plan of Operations

We were incorporated in the U.S. on May 19, 2023 and since that date our operations have consisted solely of developing our Company’s business model and expanding the C3 businesses.

We believe that the proceeds from our Regulation A+ Offering will be sufficient to fund our developmental operations for a period of sixty (60) months. We are also raising additional funds in a concurrent private offering of Shares to Latin American accredited investors of up to 1,000,000 Shares in reliance on rule 506(c), 504 of Regulation D, and Regulation S under the Securities Act. The Shares sold in the Reg S Offering have the same rights as those being sold in this Offering. As of the date of this Annual Report, we placed approximately $950,000 of Shares in the Reg S Offering.

Liquidity and Capital Resources

To date, we have generated no revenue from operations in 2023 from operating activities, and no revenues for the year ended December 31, 2024.

Our future expenditures and capital requirements will depend on numerous factors, including: the success of this Offering, the progress of our research and development efforts and the rate at which we can get the C3 products up and running.

We believe that if we raise the Minimum Amount in this Offering, we will have sufficient capital to finance our operations for expansion globally over the next 24 months, however, if we do not sell the Maximum Amount, or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that after such 24- month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Sources of Funds

C3 has funded operations entirely through contributions from its Founders, Directors and sales of Common Shares.

C3 will continue to fund its operations and capital funding needs through equity and/or debt financing, as well as through our sales of Shares from our treasury. The sale of additional equity would result in additional dilution to C3’s stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict C3’s operations. The sale of additional C3 Shares may result in dilution of the existing supply of C3 Shares. If C3 is not able to secure adequate additional funding C3 may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. The occurrence of any of these events could affect the value of the C3 Shares, our ability to deliver them, or the timing of their delivery.

To the extent that C3 raises additional capital through collaborations, strategic alliances, or licensing arrangements with third parties, C3 may have to relinquish valuable rights to its proprietary software, future revenue streams, research programs or applications or to grant licenses on terms that may not be favorable to C3. Any of these actions could harm C3’s business, results of operations and future prospects. C3 may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis. The occurrence of any of these events could affect the value of the C3 Shares, our ability to deliver them, or the timing of their delivery.

Net Cash From Operating Activities

The use of cash in all periods resulted primarily from C3’s net income/loss adjusted for non-cash charges and changes in operating assets and liabilities.

Net cash from operating activities during the period ended December 31, 2023 was ($443,593) and ($827,677) for the year ended December 31, 2024.

Net Cash From Investing Activities

Net cash from investing activities for the period ended December 31, 2023 was $0, and ($0) for the year ended December 31, 2024.

Net Cash From Financing Activities

Net cash from financing activities during the period ended December 31, 2023 was $725,000, and $781,300 for the year ended December 31, 2024.

Material Capital Commitments

We currently have no material commitments for capital expenditures.

Off-Balance Sheet Arrangements

C3 did not have any off-balance sheet arrangements during any of the periods presented.

Internal Control over Financial Reporting

During the periods covered by the financial statements, C3 was an early-stage private company and has relied primarily upon external accounting and financial reporting personnel and other resources with which to address our internal controls and procedures.

Critical Accounting Policies and Estimates

C3’s management’s discussion and analysis of C3’s financial condition and results of operations is based on C3’s financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements requires C3 to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. C3’s estimates are based on its historical experience and on various other factors that C3 believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. C3 believes that the accounting policies discussed below are critical to understanding C3’s historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

●persuasive evidence of an arrangement exists;

●delivery has occurred, or services have been rendered;

●the fee for the arrangement is fixed or determinable; and

●collectability is reasonably assured.

The Company recognizes license and service revenue pursuant to multiple short-term contracts for specific projects. These contracts include certain fixed and variable pricing components. Fixed price components are subject to certain milestones, as defined in the individual contracts, and revenue is recognized once the specific milestone is attained. Variable price components are recognized in the month the Company provides the defined services. No revenue has been recognized from the date of inception through December 31, 2024, other than $800 of Interest Income from cash reserves for the nine-month period ended September 30, 2024.

Federal Regulation and Our Business

Off-balance sheet arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies and Estimates Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors to be recognized in the financial statements, based on their fair value. The Company measures share-based compensation to consultants in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, and recognizes the fair value of the award over the period the services are rendered, or goods are provided.

Timing

Proceeds from this Offering, and from a concurrent Regulation S and Regulation D, Rule 506(c) offering that we have conducted, will be used to fund the operations of the C3 platform. There can be no assurances that any of these offerings conducted by the Company will be successful.

We expect that during the 6-month period from January 15, 2025 to July 31, 2025, our efforts will be focused upon raising funds through the Annual Report filed under Regulation A of which this Form 1-A Offering Statement is a part.

Qualified Small Business

The Company expects to be a “qualified small business” as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended, at and immediately after the issuance of the Shares. The Company has no predecessor and has never at any time held gross assets in excess of $50 million and does not expect to hold gross assets in excess of $50 million immediately after this Offering (including the proceeds of this Offering).

We intend that the Company will operate in the future in the manner required for the Shares offered in this Offering to qualify as “qualified small business stock” as defined in I.R.C. § 1202(c), so that investors in this Offering (other than corporations) that meet the more than 5-year holding period specified in I.R.C. Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes 100% of any gain realized on a future sale or exchange of the Shares (up to the maximums prescribed in I.R.C. Section 1202(b)) and to receive an equivalent preference for federal alternative minimum tax purposes.

The Company has not redeemed any of its issued stock since its formation and has no intention to do so at any time within one year of the date of this Offering. It intends to satisfy the “active business requirement” in I.R.C. § 1202(d) under the aggregation rules in I.R.C. § 1202(d)(e) as a “parent-subsidiary controlled group” by retaining at least 80% of its assets (by value) in the form of stock representing more than 50%, by vote or value, of subsidiary corporations engaged in the active conduct of one or more qualified trades or businesses, as the term “qualified trade or business” is defined in I.R.C. § 1202(e)(3). It will not hold more than 10 percent of the value of its assets (net of liabilities) in the form of stock or securities of corporations that are not subsidiaries, except to the extent such stock or securities are permitted to be held as working capital or temporary investment under I.R.C. § 1202(e)(6). The Company and its subsidiaries will strive to avoid engagement in other activities or businesses or the acquisition or holding of assets or positions that would disqualify the Company from being a qualified small business.

ITEM 3: BOARD OF DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND

CONTROL PERSONS

The members, officers, and managers of the Board of Directors are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

Name	Positions and Offices Held During Past Three Years	Principal Occupation and Employment Responsibilities for the Last Three (3) Years
Martin Gallon	COO, Vice President, Director	Mining, Geology and Technology
Luciano Duque	CIO, Director, Secretary	Finance, Technology and Commercial
Chris Werner	CEO, President, Chairman of the Board, Director	Mining, Finance and Commercial
Jim Elgart	CFO	Accounting, Finance and Commercial

The Company has made no provisions for paying cash or non-cash compensation to its Shares and Board of Directors for services. No salaries are being paid at the present time, and none will be paid unless and until our operations generate sufficient cash flows. The Board of Directors were issued no shares during the period ended December 31, 2024 for services valued at $.001 per share.

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us for their appointment for the period ended December 31, 2024, respectively.

			% Before	% After
Name and Address	Annual Compensation	No. of Shares	Offering	Offering
Martin Gallon(1)(2)	$6,000	200,000	1.94%	1.09%
Luciano Duque(1)(2)	$76,337	3,500,000	34.0%	19.13%
Chris Werner(1)(2)	$45,000	3,500,000	34.0%	19.13%
All officers and directors as a group (3 persons)	$127,337	7,200,000	69.94%	39.36%
_________________________

(1)Our directors are not compensated for their services as directors. The Board of Directors has not implemented a plan to award options to our directors. There are no contractual arrangements with any member of the Board of Directors to serve as directors. We have no director's service contracts. No compensation is paid to directors for acting as such. Any compensation paid to the directors is classified as payments to them for their consulting services as officers of the Company.

(2)During the year ended December 31, 2023, the Company engaged the Company officers Christopher Werner, Luciano Duque and Martin Gallon as consultants. Werner, Duque, and Gallon were paid fees during that period at the rate of $45,000, $76,337, and $6,000, respectively for services rendered plus reimbursement of expenses. Such fees were paid either to Werner, Duque, and Gallon directly or to entities they control. Total fees paid during the period, including reimbursements for travel and other expenses were $45,000 to Werner, $76,337 to Duque, and $6,000 to Gallon. The three officers are expected to be engaged by the Company for the foreseeable future and their fees may be adjusted from time to time. As of the report date, the monthly fees paid to the officers are $10,000, $10,000 and $2,000 to Werner, Duque, and Gallon, respectively.

Employment Contracts and Employees

We have entered into employment contracts with our officers or directors. We currently employ our CEO, CIO and COO as directors, and we have a CFO and compliance manager and a full-time chief technology officer. We plan to add up to five administrative personnel, including a full-time VP of Business Development.

Indemnification

Indemnification is authorized by the Board of Directors to managers, officers or controlling persons acting in their professional capacity pursuant to Delaware law. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

Board of Directors Leadership Structure and Risk Oversight

The following provides an overview of the leadership structure of the Board of Directors and the Board of Directors’ oversight of the Company’s risk management process.

The Board of Directors’ role in management of the Company is oversight, including oversight of the Company’s risk management process. The Board of Directors meets regularly on at least a quarterly basis and at these meetings the officers of the Company report to the Board of Directors on a variety of matters. The Board of Directors reviews its leadership structure periodically and believes that its structure is appropriate to enable the Board of Directors to exercise its oversight of the Company.

The Company has retained the Board of Directors as the Company’s investment adviser. The Board of Directors is responsible for the Company’s overall administration and operations, including management of the risks that arise from the Company’s investments and operations. The Board of Directors provides oversight of the services provided by the Project and the Company’s officers, including their risk management activities. On an annual basis, the Company’s Chief Executive Officer, Christopher Werner, conducts a compliance review and risk assessment and prepares a written report relating to the review that is provided to the Board of Directors for review and discussion. The assessment includes a broad-based review of the risks inherent to the Company, the controls designed to address those risks, and selective testing of those controls to determine whether they are operating effectively and are reasonably designed. In the course of providing oversight, the Board of Directors and the Committees receive a wide range of reports on the Company’s activities, including regarding each Company’s investment portfolio, the compliance of the Company with applicable laws, and the Company’s financial accounting and reporting.

The Company Board of Directors’ leadership structure and risk oversight is identical.

Board of Directors Committees

None.

Codes of Ethics

Each of the Company, the Board of Directors, the Board of Directors, and the Advisors/Sponsors have adopted a code of ethics under Rule 17j-1 of the 1940 Act (collectively the “Ethics Codes”). Rule 17j-1 and the Ethics Codes are designed to prevent unlawful practices in connection with the purchase or sale of securities by covered personnel (“Access Persons”). The Ethics Codes apply to the Company and permit Access Persons to, subject to certain restrictions, invest in securities, including securities that may be purchased or held by the Company. Under the Ethics Codes, Access Persons may engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain Access Persons are required to obtain approval before investing in initial public offerings, private placements, or certain other securities. The Ethics Codes can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551- 8090. The Codes are available on the EDGAR database on the SEC’s website at www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549-0102.

Identification of Directors, Executive Officers and Significant Employees.

Our directors hold office until their successors are elected and qualified, or until their deaths, resignations, or removals. Our officers hold office at the pleasure of our Board of Directors of directors, or until their deaths, resignations, or removals.

Organizational Structure

One team will be allocated for research and development. Two teams will be allocated for sales and support upon closing of the Offering.

Bullion

C3 Bullion, Inc.

Organizational Chart

Board of Directors
Christopher Werner
Martin Gallon
Luciano Duque
Operation
Chief Executive Officer
Chief Investment Officer
Chief Economist
Chief Operations Officer
Chief Financial Officer
Chief Compliance Officer
Project Analysis Underwriting
Public Relations & Marketing
Business Development
Investor Relations
AI Director
Project Supervision Operation
Accounting
Legal
Compliance
Digital Front Office & Social Media
Digital Back Office & CRM
USA Market
International Market
Artificial Intelligence Tool
Mine+ Team
Underground Operation
Above ground Operation
Underground Operation
Above ground Operation
Equipment
Equipment
Logistics
Security
Bookkeeping
Clerk
Accounting firm
Auditor
USA SEC/Securities
Asset reclamation litigation lawyers
Broker Dealer of Record
Transfer Agent
LatAm Broker Dealer
Investor Relations
Loan Servicing
Analyst 1
Analyst 2

BOARD OF DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS

The Board of Directors and officers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

Biographies

Christopher Werner – CEO, President, Chairman of the Board, Director

Since 1998, Mr. Werner is the Past CEO of Ascendant Holdings Ltd., which completed two separate IPOs on the TSX for Canadian mineral exploration companies. He was also the Founder and CEO of River Hills Resources which joint ventured with a Chinese State-Owned company to develop three mining projects in Ecuador.

Mr. Werner Co-Founded and was CEO of Gorgona Gold S.A.C. which was a Peruvian-based exploration company with ten mining projects comprising 22 concessions covering over 17,500 hectares, and also Co-Founder and CEO of Pangea Resources S.A. which was a Nicaraguan based mining company.

Chris founded C3 Bullion in January 2020 to operate as an alternative mine management consulting services company with a focus on assisting early-stage production opportunities. He attended Marquette University and completed his education at Regis University of Denver, Colorado.

Luciano Duque – CIO, Director, Secretary

Mr. Duque is a global business executive and entrepreneur, with 20+ years of experience in the US and international business in a wide range of industries, with a strong focus on Capital Markets and Fintech. Extensive experience in business startups in North, Central, and South America, including the startup/structuring of a US Broker-Dealer. His track record during this time includes Investment Banking in LatAm for deal origination, negotiation, structuring, and Placement for the Company. He is a former International Client Advisor for Morgan Stanley and has experience structuring investment management consulting services.

Luciano has extensive U.S. and International Broker-Dealer, family/multifamily office, and fund allocators network experience and knowledge and experience in digital assets, asset tokenization, and secondary trading of securities (ATS). He is a mechanical Engineer by training and as the following current licenses:

FINRA licenses: Investment Banking (79), Investment Advisory (66), Securities Broker (7), Commodities broker (3), and Securities Principal (24).

Martin Gallon – COO, Vice President, Director

Mr. Gallon is a registered professional mining executive with over 45 years’ experience in all phases of exploration and mining, both open pit and underground, from grass roots exploration through feasibility studies, mine development & construction, to process plant design and operational mine management. He developed, supervised and authored feasibility and EPCM proposals for major engineering and construction groups and held progressively senior positions including VP Exploration, President, COO and CEO. More recently, Mr. Gallon focused on project evaluation, financing, development, construction and advancing a number of projects from grass roots to production in North, Central and South America where he was responsible for two major exploration discoveries and designed, built and operated three gold mines.

Jim Elgart – Chief Financial Officer

Mr. Elgart is the founder of MarathonCFO, an outsourced accounting and fractional CFO firm based in Boston.  Jim has 25+ years of experience as a financial professional during which he has helped many companies scale and grow their financial infrastructure and design and execute a financial strategy.

Jim has been "point" on multiple funding and liquidity transactions, most recently as the CFO of CompleteCase.com which was sold to a private equity firm in 2021.  Prior to joining C3, Jim was a co-founder or partner in at least six different businesses including the biotech firm Asischem and the fintech company check-print.com.  Additionally, Jim has helped establish the financial infrastructure for several private funds, including a fund organized to make hard money loans to contractors and developers, Crowdlending.com.

Jim is a CPA licensed to practice in Massachusetts.

Manuel Varas - Chief Economist, Risk Management

Jose Manuel Varas is an expert on Financial risk with specific experience in Credit, Market, and Operational risk gained through over a decade of professional engagements with banking institutions (Lloyds Banking Group), rating agencies (Moody’s), auditor firm (EY), and the British financial regulator (FSA).

He is also an experienced Economist, having developed for different employers models used for scenario analysis, stress testing, and to identify sovereign risks. His professional experience includes a sound knowledge of the business environments and financial regulations across different geographies, based on his fieldwork experience in EMEA, LATAM, and North America. He still maintains active links with academia after holding positions as an academic at the University of Manchester and the University of Wales, he actively collaborates in researching with academics and participates in conducting seminars in different Universities.

His formal academic qualifications include a Ph.D. in applied finance, M.A. in Economics, MBA with specialization in Finance, and a BSc in Business Management and Economic Sciences, in addition to specialization courses in MIT, Thunderbird University, and BBA (British Banking Association).

Non-executive advisors:

Greg Mosher - Geologist and Mining

Greg is a geologist with strong skills in mineral resource estimation and due diligence assessment of mineral exploration and mining properties, project management of geology, and resource estimation studies, and exploration program design and management. Greg is a Qualified Person for NI 43-101 and JORC technical reporting on many mineral deposit types and mineral resource estimation.

Greg has more than 40 years of geology experience with project locations across North and South America, Asia, Greenland, North Africa, and Europe. Consulting contracts have included technical evaluations of mining operations and mineral properties, mineral resource estimations, and design and management of geological exploration programs including mapping, geochemical and geophysical surveying, and diamond drilling.

John Bolaños - Geologist and Mining Operations

Mr. Bolanos has a Master’s Degree (M.Sc.) in Mining Geology from the Camborne School of Mines (M.C.S.M.) of the University of Exeter (the U.K., 1995); P. Eng. Geology graduated from the Central University of Ecuador (Honors Degree - Gold Medal Best Student, 1992); Registered Member (Qualified Person) of the Society of Mining, Metallurgy and Exploration of the USA (SME), Member of the Society of Economic Geologists (SEG), Fellow of the Geological Society and has 21 years’ experience in geology, mining exploration, mining evaluation, development and administration of mining properties in the roles of Consulting Geologist, Exploration Manager, General Manager, Vice-president of Exploration for mining companies in North, Central, and South America.

John is a mining professional guiding key participants in numerous mineral projects that were funded via public transactions. Mr. Bolanos is a "Qualified Person" as defined under National Instruments 43-101 and is also one of three South American geologists who are members of the Society of Mining Engineers.

Julian Rosero - Mining and Engineering

Former Minister of Mines of Ecuador. Managed on behalf of Ecuador the foreign exploration missions conducted by French, British, Japanese, and Chinese from 1970-2010. Held the position of In-Country General Manager for numerous public and private mining companies both exploration and production. Central University of Ecuador professor of geology for 34 years.

Mr. Rosero graduated as an Engineer in Mines in 1973 and with a Post Degree in Mines Geology from the University of Leicester, England 1976. He has served as a field geologist in exploration geochemistry and mapping in the Ecuadorian Geological Survey since November 1972, was a Mineralogy Teacher in the Faculty of GMYP of the Central University of Ecuador from 1971 until October 1985, and Mineral Exploration from November 1985 until 2001, and Director of the Ecuadorian Geological Survey from January to October of 2003 and Vice Minister of Mines from 2004 to 2005.

Oliver Stark - Mining Equipment and Operations

Based in Lima, Peru, he is A Tri-lingual executive with more than 35 years of managerial experience as country head, general and commercial manager in leading local and multinational organizations, active in the mining sector with a solid trading base. Highly experienced in business development, international trade, and contract negotiations. Mr. Stark's experience in the mining sector encompasses managing director positions in mining financial institutions, equipment manufacturers and distributors, refining, metals trading, exploration, and production of gold and copper companies including Austria Duvaz, a 100+ year old continuous mining company.

Commercial – Marketing – Administrative Team:

Judith Doëns - Executive Market Director -Latin America – Mexico

Judith Doëns is a Finance and Economics professional. She has over 20 years of experience in consulting and corporate financial advisory, working with clients in Mexico and Latin America. She is the founder and project director for A&D Consultores, a firm that specialized in structuring corporate debt, corporate strategic business development, operational analysis, corporate financial modeling, and forecasting. She has advised over 200 startups, focusing on strategy and operational planning.

Currently, Judith is advising the startup of several investment funds. Additionally, She manages several financial programs for corporate clients in Mexico and Latin America. She has advised and continues to advise several Pemex contractors, with corporate planning and financial structuring for oil refineries construction since 2018.

REGISTERED OFFICE

875 N. Michigan Avenue, Suite 3100

Chicago, IL 60611

Tel: 920-207-0100

support@C3Bullion.com and www.C3Bullion.com

ADVISORS & BACK-OFFICE AFFILIATES ATTORNEYS

tZERO Securities, LLC

tZERO Technologies, LLC

Valyant

Vertalo

Brinks

Frucci and Associates

Mine +

Sam Amsterdam

Simmons Associates, Ltd., U.S. Counsel (www.simmonsltd.com)

Interest of Management and Other in Certain Transactions - Conflicts of Interest

At the present time, the Company does not foresee any direct conflict between our directors' executive officers, or significant employees other business interests and their involvement in the Company.

None of them has been the subject of the following events:

1.He has not been convicted, within ten years before the filing of the Annual Report (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the SEC; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

2.He is not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the Annual Report, that, at the time of such filing, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the SEC; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

3.He is not subject to a final order (as defined in Securities Act Rule 261 of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:(i) At the time of the filing of the Annual Report, bars the person from:(A) Association with an entity regulated by such commission, authority, agency, or officer;(B) Engaging in the business of securities, insurance or banking; or(C) Engaging in savings association or credit union activities; or(ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such filing of the Annual Report;

4.He is not subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 or (f)) that, at the time of the filing of this Annual Report:(i) Suspends or revokes such person's registration as a broker, dealer, municipal securities dealer or investment adviser;(ii) Places limitations on the activities, functions or operations of such person; or(iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

5.He is not subject to any order of the SEC entered within five years before the filing of the Annual Report that, at the time of such filing, orders the person to cease and desist from committing or causing a violation or future violation of:(i) Any scienter- based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933, section 10(b) of the Securities Exchange Act of 1934 and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 and section 206(1) of the Investment Advisers Act of 1940, or any other rule or regulation thereunder; or(ii) Section 5 of the Securities Act of 1933.

6.He is not suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

7.He has not filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Annual Report filed with the SEC that, within five years before the filing of the Annual Report, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

8.He is not subject to a United States Postal Service false representation order entered within five years before the filing of the Annual Report, or is, at the time of such filing, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representation.

Term of Office

Our directors are appointed for a one-year term holding office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers hold their offices until they resign, are removed by the Board of Directors, or their successor is elected and qualified.

EXECUTIVE COMPENSATION

The Company has made no provisions for paying cash or non-cash compensation to its Board of Directors for services until the Offering is closed. No salaries are being paid at the present time, and none will be paid unless and until this offering closes. The Board of Directors were issued Company shares in 2023 at inception for services valued at $.001 per share.

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us for their appointment for the period ended December 31, 2024.

			% Before	% After
Name and Address	Annual Compensation	No. of Shares	Offering	Offering
Martin Gallon(1)(2)	$6,000	200,000	1.94%	1.09%
Luciano Duque(1)(2)	$76,337	3,500,000	34.0%	19.13%
Chris Werner(1)(2)	$45,000	3,500,000	34.0%	19.13%
All officers and directors as a group (3 persons)	$127,337	7,200,000	69.94%	39.36%

1.Our directors are not compensated for their services as directors. The Board of Directors has not implemented a plan to award options to our directors. There are no contractual arrangements with any member of the Board of Directors to serve as directors. We have no director's service contracts. No compensation is paid to directors for acting as such. Any compensation paid to the directors is classified as payments to them for their consulting services as officers of the Company.

2.During the year ended December 31, 2023, the Company engaged the Company officers Christopher Werner, Luciano Duque and Martin Gallon as consultants. Werner, Duque, and Gallon were paid fees during that period at the rate of $45,000, $76,337, and $6,000, respectively for services rendered plus reimbursement of expenses. Such fees were paid either to Werner, Duque, and Gallon directly or to entities they control. Total fees paid during the period, including reimbursements for travel and other expenses were $45,000 to Werner, $76,337 to Duque, and $6,000 to Gallon. The three officers are expected to be engaged by the Company for the foreseeable future and their fees may be adjusted from time to time. As of the report date, the monthly fees paid to the officers are $10,000, $10,000 and $2,000 to Werner, Duque, and Gallon, respectively.

Employment Contracts and Employees

We have three employment contracts with our officers or directors. We currently employ our CEO as a full-time officer, and we have a part-time general counsel and a full-time chief technology officer. We plan to add up to five administrative personnel, including a full- time Chief Financial Officer and VP of Business Development.

Indemnification

Under our Certificate of Incorporation and Bylaws of the Company, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS

The following table sets forth certain information as of December 31, 2024 with respect to the holdings of each of our directors, nominees for director, and named executive officers, and all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the Shares set forth therein has sole voting power and sole investment power with respect to such Shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company. The percentages are based on 10,277,500 Shares of our Shares outstanding as of the date above.

			% Before	% After
Name and Address	Annual Compensation	No. of Shares	Offering	Offering
Martin Gallon(1)	$6,000	200,000	1.94%	1.09%
Luciano Duque(1)	$76,337	3,500,000	34.0%	19.13%
Chris Werner(1)	$45,000	3,500,000	34.0%	19.13%

All officers and directors as a group (3 persons)	$127,337	7,200,000	69.94%	39.36%

LEGAL STRUCTURE

There are three (3) Board of Directors who are also current shareholders. The Board of Directors are active in the business and are officers and/or directors of the Company.

ITEM 4: BENEFICIAL SECURITY HOLDERS

Capital Structure:

Currently on Issue10,277,500

Issued under this Offering8,000,000

The following table sets forth certain information as of January 9, 2024 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Shares; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the Shares set forth therein has sole voting power and sole investment power with respect to such Shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company. The percentages are based on 10,277,500 Shares outstanding as of the date above.

Chris Werner, CEO and Chairman	3,500,000
Solomon Capital Management(1)	3,500,000
ESG(2)	1,450,000
Arturo Barcelo Camacho	800,000
Burt Schippers	250,000
Martin Gallon, COO	200,000
Kevin Werner	50,000
Jose Veras	200,000
Total Shares Issued and Outstanding	10,277,500

(1)Solomon Capital Management, controlled by Luciano Duque, Director and CIO

(2)ESG, LLC controlled by Kevin Werner of Sheboygan, Wisconsin

Regardless of the success of this offering, our officers and director and current stockholders will continue to own the majority of our Shares after the Offering. Since they may continue to control the Company after the Offering, investors may be unable to change the course of the operations. Thus, the Shares we are offering may lack the value normally attributable to voting rights. This could result in a reduction in value of the Shares you own because of their ineffective voting power. None of our Shares is subject to outstanding options, warrants, or securities convertible into Shares.

LEGAL STRUCTURE

There are three (3) Board of Directors who are also current shareholders. The Board of Directors are active in the business and are officers and/or directors of the Company.

ITEM 5: TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The Company issued 7,200,000 Company to our Board of Directors at inception. Additionally, during the year ended December 31, 2023, the Company issued a promissory note in the amount of $221,233 to a related party, ESG Corporation, which is controlled by officer and shareholder Christopher Werner. The note was issued in order to reimburse ESG Corporation for certain pre-opening expenses relating to the formation of the Company including professional fees, banking charges, and miscellaneous costs incurred in the year preceding the formation of C3 Bullion Inc. On September 15, 2023, a payment in the amount of $26,233 was issued to ESG reducing the balance of the related party note payable to $195,000.

During the year ended December 31, 2023, the company entered into a professional services agreement with related party C3 Capital, LP, an entity controlled by officer and shareholder Christopher Werner. The professional services agreement entailed using the banking and accounting infrastructure of C3 Capital LP to collect shareholder subscription funds and to make payments to vendors on behalf of C3 Bullion Inc. As of December 31, 2023 the Company had a balance receivable from C3 Capital, LP in the amount of $100,398, all of which was subsequently collected or used to pay company expenses by March 31, 2024.

During the year ended December 31, 2023 the Company paid a professional services fee on behalf of a related party, C3 Bullion Advisory, LLC which is controlled by officer and shareholder Christopher Werner and shareholder Solomon Capital Management, an entity controlled by officer Luciano Duque. As of December 31, 2023 the Company had a balance receivable from C3 Bullion Advisory, LLC of $30,000.

During the year ended December 31, 2023, the Company engaged the Company officers Christopher Werner, Luciano Duque and Martin Gallon as consultants. Werner, Duque, and Gallon were paid fees during that period at the rate of $45,000, $76,337, and $6,000, respectively for services rendered plus reimbursement of expenses. Such fees were paid either to Werner, Duque, and Gallon directly or to entities they control. Total fees paid during the period, including reimbursements for travel and other expenses were $45,000 to Werner, $76,337 to Duque, and $6,000 to Gallon. The three officers are expected to be engaged by the Company for the foreseeable future and their fees may be adjusted from time to time. As of the report date, the monthly fees paid to the officers are $10,000, $10,000 and $2,000 to Werner, Duque, and Gallon, respectively.

Christopher Werner of Kohler, Wisconsin filed the Certificate of Incorporation with the Delaware Secretary of State on

May 19, 2023.

The following table sets forth the numbers and percentages of our outstanding voting securities as of December 31,

2023 (as qualified in the footnotes thereto) by:

•each person known to the Company to be the beneficial owner of more than 10% of any class of the

Company’s outstanding voting securities;

•each of the Company’s directors;

•each of the Company’s executive officers; and

•all of the Company’s directors and executive officers as a group.

The Company’s voting securities consist of Common Shares and Preferred Stock. Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this Offering Statement. For purposes of computing the percentage of the Company’s outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this Offering Statement are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated below, the business address of each person or entity listed is c/o C3 Bullion, Inc., at 875 N. Michigan Avenue, Suite 3100, Chicago, IL 60611, support@C3Bullion.com and www.C3Bullion.com.

ITEM 6: OTHER INFORMATION

None

ITEM 7: INDEX TO FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Financial Statements for the

Period Ended December 31, 2024 and Inception to December 31, 2024

Report of Independent Registered Accounting Firm	1
Balance Sheet, December 31, 2024 and December 31, 2023	F–1
Statements of Operations, Year ending December 31, 2024 and inception to December 31, 2023	F–2
Statements of Stockholders’ Equity (Deficit), December 31, 2024 and December 31, 2023	F–3
Statements of Cash Flows, Year ending December 31, 2024 and inception to December 31, 2023	F-4
Notes to the Financial Statements	F–5

C3 BULLION, Inc.

875 N. Michigan Avenue, Suite 3100 Chicago, IL 60611

Email: cwerner@C3Bullion.com Tel: 920-207-0100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of C3 Bullion, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of C3 Bullion, Inc. (“the Company”) as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had an accumulated deficit and expects to continue to incur significant cost in pursuit of its proposed business plans and capital raises. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and

(2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2024.

Spokane, Washington April 30, 2025

C3 BULLION, INC.

Financial Statements Balance Sheets

December 31 2024 and 2023

	2024	2023
ASSETS

Current Assets
Cash and cash equivalents	$ 235,030	$ 281,407
Other Current Assets
Due from related party C3 Bullion Advisory, LLC	46,500	30,000
Due from related party C3 Capital LP	-	100,398
Prepaid expenses	20,091	3,988
Total other current assets	301,621	415,793

Intangible Assets, net	93,333	-
TOTAL ASSETS	394,954	415,793

CURRENT LIABILITIES
Accrued Expenses and Accounts Payable	21,348	2,230
Note Payable - Related party ESG	195,000	195,000
TOTAL CURRENT LIABILITIES	216,348	197,230

Commitments and contingencies	-	-

STOCKHOLDER'S EQUITY (DEFICIT)
Common shares, .001 par value, 20,000,000 authorized
10,277,500 issued and outstanding as of 12/31/2024
9,880,000 issued and outstanding as of 12/31/2023	10,278	9,880
Additional paid in capital (less cost of capital)	1,574,923	794,020
Subscription receivable	(50,000)	(30,000)
Option exercise receivable	(20,000)	(40,000)
Accumulated deficit	(1,336,595)	(515,337)
TOTAL STOCKHOLDER'S EQUITY (DEFICIT)	178,606	218,563
TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$ 394,954	$ 415,793

C3 BULLION, INC.

Financials Statements STATEMENTS OF OPERATIONS

For the years ended December 31, 2024 and date of inception (May 19, 2023) to December 31, 2023

	2024	2023
Revenues	$-	$-
Gross income	-	-
Operating Expenses Advertising & promotion expense	29,265	-
Amortization	6,667	-
Bank charges	5,461	1,330
Consulting fees	564,098	243,146
Insurance	-	431
Legal & professional fees	87,446	21,090
Office supplies and expenses	1,673	1,401
Rent	5,851	431
Software & Technology Expense	74,393	8,461
Startup Costs	-	239,047
Taxes & Licenses	500	-
Travel, meals, and entertainment	47,063	-
Utilities	830	-
Total Operating Expenses	823,247	515,337
Income (loss) from operations	(823,247)	(515,337)
Other income (expense) transaction fee income	2,600	-
Interest income	4,574	-
Loss on cryptocurrency remeasurement	(5,184)	-
Total other income (expense)	1,990	-
Net Loss before provision (benefit) for income taxes	$(821,257)	$(515,337)
Provision (benefit) for income taxes	-	-
Net Loss	$(821,257)	$(515,337)
Net Proft (Loss) per share Attributable to Common Stockholders	$(0.08)	$(0.05)
Weighted Average Shares Outstanding Attributable to Common Stockholders	10,132,020	9,674,031

C3 BULLION, INC.

Statement of Stockholders equity (deficit)

From Inception to December 31, 2024

	Common Shares		Preferred shares
	Shares	$	Shares	$	Paid in capital in excess of par	Deficit	Subscriptions & option exercise receivable	Shareholder equity (deficit)
Balance at inception	0	$ -	0	$ -	$ -	$ -	$ -	$ -
Issuance of founder's shares	8,900,000	$ 8,900	0	$ -	$ -	$ -	$ -	$ 8,900
Issuance of additional shares for cash	980,000	$ 980	0	$ -	$ 794,020	$ -	$ (70,000)	$ 725,000
Net loss	0	$ -	0	$ -	$ -	$ (515,337)		$ (515,337)
Balance at 12/31/2023	9,880,000	$ 9,880	0	$ -	$ 794,020	$ (515,337)	$ (70,000)	$ 218,563
Cash receipt of Subscriptions and options receivable	0	$ -	0	$ -	$ -	$ -	$ 50,000	$ 50,000
Issuance of additional shares for cash	397,500	$ 398	0	$ -	$ 864,603	$ -	$ (50,000)	$ 815,001
Offering costs paid, reducing APIC					$ (83,701)			$ (83,701)
Net Loss	0	$ -	0	$ -	$ -	$ (821,257)	$ -	$ (821,257)
Balance 12/31/2024	10,277,500	$ 10,278	0	$ -	$ 1,574,922	$ (1,336,594)	$ (70,000)	$ 178,606

C3 BULLION, INC.

Financial Statements STATEMENT OF CASH FLOWS

For the year ended December 31, 2024 and date of inception (May 19, 2023) to December 31, 2023

	2024		2023
Cash Flows from Operating Activities
Net loss		$(821,257)		$(515,337)
Non-cash items
compensation of $8900 in exchange for par value of founder's stock		-		8,900
Depreciation & Amortization		6,667		-
Changes in operating Assets and Liabilities:
Assets:		-		(134,386)
Decrease (increase) in related party receivable		(16,102)		-
Decrease (increase) in prepaid expenses		(16,103)
Decrease (Increase) in other current assets
Liabilities:
Increase (decrease) in related party payable		-		195,000
Increase (decrease) in accounts payable		19,118		2,230
Net cash used in operating activities		-827,677		-443,593
Cash Flows from Financing Activities
Issuance of shares for cash contributions net of offering costs		711,300		-
cash received for subscription receivable		50,000		-
cash received for option receivable		20,000		725,000
Net cash provided by financing activities		781,300		725,000
Net increase (decrease) in cash		$(46,377)		$281,407
Cash beginning of period		$281,407		$-
Cash end of period		$235,030		$281,407
Taxes		$-		$-
Interest paid		$-		$-
Supplemental Disclosures of Non-Cash Investing and Financing Activities
exchange of intangible asset for related party receivable		100,000		-

See accompanying notes and independent accountants’ review report.

F-5

C3 BULLION, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD JANUARY 1, 2024 TO DECEMBER 31, 2024

Note 1 – Nature of Business and Summary of Significant Accounting Policies

C3 Bullion, Inc. doing business as C3 Bullion (“C3”), was incorporated in May of 2023. C3 is an alternative mine service provider with a focus on providing services and management consulting to producing gold mining companies.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company's year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At December 31, 2024, the Company had no items, other than bank deposits, that would be considered cash equivalents. At times, the Company may have cash balances in excess of federal insured limits. No losses have been recognized as a result of these excess amounts.

Advertising costs

The Company's advertising costs are expensed as incurred. During the year ended December 31, 2024, the Company recognized $29,265 in advertising costs.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

●persuasive evidence of an arrangement exists;

●delivery has occurred, or services have been rendered;

●the fee for the arrangement is fixed or determinable; and

●collectability is reasonably assured.

The Company recognizes license and service revenue pursuant to multiple short-term contracts for specific projects as well as transaction fee revenue earned in the issuance of certain securities. These contracts include certain fixed and variable pricing components. Fixed price components are subject to certain milestones, as defined in the individual contracts, and revenue is recognized once the specific milestone is attained. Variable price components are recognized in the month the Company provides the defined services. During the period January 1, 2024 to December 31, 2024 $2,600 of transaction fee revenue has been recognized.

Note 1 – Nature of Business and Summary of Significant Accounting Policies, continued

Allowance for Credit Losses

The Company recognizes an allowance on notes receivable deemed to be uncollectible. The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable operator accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its operators and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.

The Company has determined that an allowance against notes receivable balances was not necessary at December 31, 2024 and December 31, 2024.

Fair Value of Financial Instruments

Financial Accounting Standards Board of Directors ("FASB") guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange traded instruments and listed equities.

Level 2 Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Research and Development

Research and development costs are expensed as incurred. Total expense related to research and development were $0 for the year ended December 31, 2024 and December 31, 2023.

Intangible Assets

Intangible assets are amortized over the estimated economic useful life of 15 years. The Company’s management regularly reviews the carrying value of these assets for impairment and decline in value. Management believes that no impairment exists with respect to these assets as of December 31, 2024 and 2023. During the year ending December 31, 2024, the company acquired Intangible assets valued at $100,000. As of December, 2024 the company had intangible assets with a carrying of value of $93,333

Segment and Geographic Information

C3 Bullion, Inc. (“C3B”) has one reportable segment: mining management consulting. This segment provides management consulting services to mining projects under a business development and services arrangement. C3B derives revenue primarily in North America and manages the business activities on a consolidated basis. The services and technology used in the customer project arrangements is based on a single platform that is deployed to and implemented by project candidates in a similar manner. The mining management consulting segment derives revenues from mining projects by providing services under MSA arrangements. The application is a well-defined management consulting resource planning application used primarily by client projects to manage functions such as operations, capital formation, accounting, financial management, project management, and procurement. The service term for the MSA arrangements is variable, with the median term being approximately five years.

Note 1 – Nature of Business and Summary of Significant Accounting Policies, continued

C3B’s Company’s chief operating decision maker is the senior executive committee that includes the chief operating officer, chief financial officer, and the chief executive officer. The accounting policies of the management consulting segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker assesses performance for the mining finance segment and decides how to allocate resources based on net income that also is reported on the income statement as consolidated net income. The measure of segment assets is reported on the balance sheet as total consolidated assets. The chief operating decision maker uses net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into the project or into other projects of C3B, such as for acquisitions or to pay dividends. Net income is used to monitor budget versus actual results. The chief operating decision maker also uses net income in competitive analysis by benchmarking to C3B’s competitors. The competitive analysis along with the monitoring of budgeted versus actual results are used in assessing performance of the segment and in establishing management’s compensation.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary difference between the financial statements and tax basis of assets and liability using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740 10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company accounts for federal income taxes based on the provisions promulgated by the Internal Revenue Service, which has a statute of limitation of three years. It also accounts for state income taxes based on the provisions promulgated by the state of Delaware.

The Company has a net operating loss (NOL) for which it may receive future tax benefits. No such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit.

Note 2 – Related Party Transactions

During the year ended December 31, 2023, the company issued a promissory note in the amount of $221,233 to related party ESG Corporation, which is controlled by officer and shareholder Christopher Werner. The note was issued in order to reimburse ESG Corporation for certain pre-opening expenses relating to the formation of the business including professional fees, banking charges, and miscellaneous costs incurred in the year preceding the formation of C3 Bullion Inc. On September 15, 2023, a payment in the amount of $26,233 was issued to ESG reducing the balance of the related party note payable to

$195,000. On September 30, 2024, the promissory note was renewed with a revised maturity date of September 30, 2027. As of December 34, 2024 the balance of the related party note was $195,000 and the interest rate is 0%.

During the year ended December 31, 2024 the company paid a professional services fee on behalf of a related party, C3 Bullion Advisory, LLC which is controlled by officer and shareholder Christopher Warner and shareholder Solomon Capital Management, an entity controlled by officer Luciano Duque. As of December 31, 2024 the company had a balance receivable from C3 Bullion Advisory, LLC of $46,500.

During the year ended December 31, 2024 the company exchanged a $100,398 related party receivable from a predecessor Colorado Corporation, C3 Bullion, Inc. for various intangible assets with a book value of $100,000. In the transaction, the book value of the intangible assets was transferred to offset the books value of the related party receivable and no gain, loss, or fair market value adjustment was recognized. The intangible assets include the domain, website, marketing material, and research. The related party is controlled by officer and shareholder Christopher Warner and shareholder Solomon Capital Management, an entity controlled by officer Luciano Duque. The

During the year ended December 31, 2024, the Company engaged the company officers Christopher Werner, Luciano Duque and Martin Gallon as consultants. Werner, Duque, and Gallon were paid fees during the year of $132,500 $132,500 and $28,883 respectively for services rendered plus reimbursement of expenses. Such fees were paid either to Werner, Duque, and Gallon directly or to entities they control. The three officers are expected to be engaged by the company for the foreseeable future and their fees may be adjusted from time to time.

Note 3 - Stockholders' Equity

Common Shares

The Company has 20,000,000, $0.001 par value common shares authorized and 10,257,500 Company issued common shares outstanding as of December 31, 2024. The Company had 20,000,000, $0.001 par value common shares authorized and 9,880,000 Company issued common shares outstanding as of December 31, 2023.

During the year ended December 31, 2024 the company issued 377,500 in exchange for $731,300 of proceeds net of offering costs of $83,701. During the period of inception to December 31, 2023 The company issued 7,200,000 Shares to its Board of Directors at the inception of the Company and the company also issued 980,000 shares in exchange for net proceeds of $725,000

As of December 31, 2024 There was a subscription and an option exercise receivable outstanding in the amount of $50,000 and

$20,000 respectively and representing an additional 40,000 and 20,000 shares respectively not included in the above totals. The totals represent subscription and options agreements that were executed as of December 31, 2024 but where subscriber funds had not yet been received by the Company. On February 11, 2025, the $50,000 subscription receivable was paid in full and the 40,000 shares were issued.

As of December 31, 2023 There was a subscription and an option exercise receivable outstanding in the amount of $30,000 and

$40,000 respectively and representing 15,000 and 40,000 shares, respectively. The totals represent subscription and options agreements that were executed as of December 31, 2023 but where subscriber funds had not yet been received by the Company. During the year ended December 31, 2024, the entire $30,000 subscription receivable paid and $20,000 of the $40,000 options exercise was paid resulting in an outstanding options exercise receivable of $20,000 at December 31, 2024.

The Company has 20,000,000, $0.001 par value, Shares authorized, and 9,880,000 Company issued and outstanding at December 31, 2023. The Company issued 7,200,000 Shares to its Board of Directors at the inception of the Company.

The company issued to founders for services and recognized $8900 in stock compensation record as consulting fees on the income statement

Note 4 – Stock Based Compensation

During the year ended December 31, 2023, the Board of Directors approved the 2023 Equity Incentive Plan (the 2023 Plan). Under the Plan, 1,000,000 shares of Common Stock were reserved for issuance to key employees. No stock option grants were awarded during the year ending December 31, 2024. None of the 30,000 options outstanding as of December 31, 2023 were exercised during the year ending December 31, 2024 and all of the outstanding shares as of December 31, 2024 expire on September 15, 2025. During the year ending December 31, 2024 $20,000 of a total of $40,000 of exercised proceeds receivable was received. As of December 31, 2024, $20,000 of exercise proceeds remain receivable. All options vest immediately.

A summary of stock option activity is as follows:
	2023 Plan	Weighted
		Average
		Exercise Price
Outstanding at inception	0	$0.00
Awarded (inception to December 31, 2023)	70,000	$1.00
Exercised (inception to December 31, 2023)	40,000	$1.00
Forfeited (inception to December 31, 2023)	0	$1.00
Outstanding at December 31, 2023	30,000	$1.00
Awarded (January 1 to December 31, 2024)	0	$1.00
Exercised (January 1 to December 31, 2024)	0	$1.00
Forfeited (January 1 to December 31, 2024)	0	$1.00
Outstanding at December 31, 2024	30,000	$1.00

The intrinsic value of the options is $1.50 per share which is based on the fair market value of the shares of

$2.50 per an share and the exercise price of $1.00 per share.

The estimated value of the shares is based on the latest actual price paid for shares during the period.

Estimated fair value of shares: $2.50

Note 5 - Subsequent Events

The Company has evaluated subsequent events through April 31, 2025, the date these financial statements were available to be issued. On February 11, 2025, a payment in the amount of $50,000 representing the entire balance of the Subscription receivable account was received. Upon receipt of these funds, 40,000 shares were issued to the subscriber. The total amount of shares issued and outstanding as of April 30, 2025 is 10,297,500.

*****

Financial Statements for the Period Ended December 31, 2023

Report of Independent Registered Accounting Firm	1
Balance Sheet, December 31, 2023	F–1
Statement of Operations, Date of Inception (May 19, 2023) to December 31, 2023	F–2
Statement of Stockholders’ Equity, December 31, 2023	F–3
Statements of Cash Flows, December 31, 2023	F-4
Notes to the Financial Statements	F–5

C3 BULLION, Inc.

875 N. Michigan Avenue, Suite 3100 Chicago, IL 60611 Email: cwerner@C3Bullion.com Tel: 920-207-0100 support@C3Bullion.com and www.C3Bullion.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of C3 Bullion, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of C3 Bullion, Inc. (“the Company”) as of December 31, 2023, and the related statement of operations, in “stockholders’ (deficit) equity”, and cash flows, from inception (May 19, 2023) to December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2024. Spokane, Washington August 22, 2024

F-1

C3 BULLION, INC.

Financial Statements

BALANCE SHEET

DECEMBER 31, 2023

ASSETS December 31,2023

Current Assets

Cash and cash equivalents$         281,407

Other Current Assets

Due from related party C3 Bullion Advisory, LLC	30,000
Due from related party C3 Capital LP	100,398
Prepaid expenses	3,988
Total other current assets	134,386
TOTAL ASSETS	$415,793
LIABILITIES
Current liabilities
Other current liabilities
Accrued expenses & accounts payable	$2,230
Note payable to related party, EST	195,000
Total other current liabilities	197,230
TOTAL LIABILITIES	197,230
Commitments and contingencies	$0
STOCKHOLDER'S EQUITY
Preferred shares, $1.00 par value, no preferred shares issued or outstanding	$0
Common shares, $.001 par value, 20,000,000 authorized 9,880,000 interests issued and outstanding	9,880
Additional paid in capital	794,020
Subscription receivable	(30,000)
Option exercise receivable	(40,000)
Accumulated deficit	(515,337)
TOTAL STOCKHOLDER’S EQUITY	218,563
TOTAL LIABILITIES & STOCKHOLDER’S EQUITY	$415,793

F-2

C3 BULLION, INC.

Financial Statements STATEMENT OF OPERATIONS

FOR THE PERIOD INCEPTION (MAY 19, 2023) TO DECEMBER 31, 2023

Revenues		$0
Gross income		0
Operating expenses
Bank Charges		1,330
Consulting Fees		243,346
Insurance		431
Legal & Professional Fees		21,090
Office Supplies and Expenses		1,401
Rent		431
Software & Technology Expense		8461
Startup Costs		239,047
Income from operations		(515,337)
Total other expense		0
Net Loss before provision (benefit) for income taxes		(515,337)
Provision (benefit) for income taxes	-
Net Loss		(515,337)
Net Profit (Loss) Per Share Attributable to Common Stockholders		(.05)
Weighted Average Shares Outstanding Attributable to Common Stockholders		9,674,031

F-3

C3 BULLION, INC.

STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE PERIOD ENDED INCEPTION (MAY 19, 2023) TO DECEMBER 31, 2023

	Common Shares		Preferred Shares
	Shares	$	Shares	$	Paid in capital in excess of par	Deficit	Subscription & option exercise receivable	Shareholder equity (deficit)
Balance at Inception	0	$0	0	$0	$0	$0	$0	$0
Issuance of Founder’s Shares	8,900,000	$8900	0	$0	$0	$0	$0	$8,900
Issuance of additional shares for cash	980,000	$980	0	$0	$794,020	$0	($70,000)	$725,000
Net loss	0	$0	0	$0	$0	($515,437)	$0	($515,337)
Balance at December 31, 2023	9,880,000	$9,880	0	$0	$794,020	($515,437)	($70,000)	$218,563

See accompanying notes and independent accountants’ audit report.

F-4

C3 BULLION, INC.

Financial Statements STATEMENT OF CASH FLOWS

FOR THE PERIOD DATE OF INCEPTION (MAY 19, 2023) TO DECEMBER 31, 2023

December 31, 2023
Cash Flows from Operating Activities
Gross Income	$ (515,337)
Non-cash item-compensation of $8900 in exchange for par value of founder’s stock	8,900
Adjustments to reconcile net income to net cash used in operations activities:
Changes in operating Assets and Liabilities:
Assets:
Decrease (Increase) in other current assets	(134,386)
Liabilities:
Increase (decrease) in related party payable	195,000
Increase (decrease) in accounts payable	2,230
Increase (decrease) in accrued interest
Net cash used in operating activities	$ (443,593)
Cash Flows from Financing Activities
Issuance of shares for cash contributions	$ 725,000
Net cash provided by financing activities	$ 725,000
Net increase (decrease) in cash	$ 281,407
Cash beginning of period	0
Cash end of period	$ 281,407
Taxes	$0
Interest paid	$ 0

See accompanying notes and independent accountants’ audit report.

F-5

C3 BULLION, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD ENDED INCEPTION (MAY 19, 2023) TO DECEMBER 31, 2023

Note 1 – Nature of Business and Summary of Significant Accounting Policies

C3 Bullion, Inc. doing business as C3 Bullion (“C3”), was incorporated in May of 2023. C3 is an alternative mine service provider with a focus on services and providing management consulting to producing gold mining companies.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company's year-end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At December 31, 2023, the Company had no items, other than bank deposits, that would be considered cash equivalents. At times, the Company may have cash balances in excess of federal insured limits. No losses have been recognized as a result of these excess amounts.

Advertising costs

The Company's advertising costs are expensed as incurred. During the period ended December 31, 2023, the Company recognized $0 in advertising costs.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

●persuasive evidence of an arrangement exists;

●delivery has occurred, or services have been rendered;

●the fee for the arrangement is fixed or determinable; and

●collectability is reasonably assured.

The Company recognizes license and service revenue pursuant to multiple short-term contracts for specific projects. These contracts include certain fixed and variable pricing components. Fixed price components are subject to certain milestones, as defined in the individual contracts, and revenue is recognized once the specific milestone is attained. Variable price components are recognized in the month the Company provides the defined services. No revenue has been recognized from the date of inception through December 31, 2023.

Note 1 – Nature of Business and Summary of Significant Accounting Policies, continued

Allowance for Credit Losses

The Company recognizes an allowance on notes receivable deemed to be uncollectible. The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable operator accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its operators and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.

The Company has determined that an allowance against notes receivable balances was not necessary at December 31, 2023 as the notes receivable are from related parties and the balances were either fully repaid and/or settled against expenses paid on behalf of the company during Fiscal Year 2024

Fair Value of Financial Instruments

Financial Accounting Standards Board of Directors ("FASB") guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange traded instruments and listed equities.

Level 2 Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Research and Development

Research and development costs are expensed as incurred. Total expense related to research and development was $0 for the period ended December 31, 2023.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary difference between the financial statements and tax bases of assets and liability using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

Note 1 – Nature of Business and Summary of Significant Accounting Policies, continued

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740 10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company accounts for federal income taxes based on the provisions promulgated by the Internal Revenue Service, which has a statute of limitation of three years. It also accounts for state income taxes based on the provisions promulgated by the state of Delaware.

As of the Company's has not yet filed a tax return, the Company has no net operating loss (NOL) for which it may receive future tax benefits. No such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit.

Going Concern

At December 31, 2023, the Company had $281,407 cash and an accumulated deficit of $515,337. The Company has incurred and expects to continue to incur significant costs in pursuit of its proposed business plans and capital raises. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to conduct a Reg A offering during FY24 to raise additional funds, There is no assurance that the Company’s plans to raise capital or to consummate its business plan will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 – Related Party Transactions

During the year ended December 31, 2023, the company issued a promissory note in the amount of $221,233 to related party ESG Corporation, which is controlled by officer and shareholder Christopher Werner. The note was issued in order to reimburse ESG Corporation for certain pre-opening expenses relating to the formation of the business including professional fees, banking charges, and miscellaneous costs incurred in the year preceding the formation of C3 Bullion Inc. On September 15, 2023, a payment in the amount of $26,233 was issued to ESG reducing the balance of the related party note payable to$195,000.

During the year ended December 31, 2023, the company entered into a professional services agreement with related party C3 Capital, LP, an entity controlled by officer and shareholder Christopher Werner. The professional services agreement entailed using the banking and accounting infrastructure of C3 Capital LP to collect shareholder subscription funds and to make payments to vendors on behalf of C3 Bullion Inc. As of December 31, 2023 the company had a balance receivable from C3 Capital, LP in the amount of $100,398, all of which was subsequently collected or used to pay company expenses by March 31, 2024.

During the year ended December 31, 2023 the company paid a professional services fee on behalf of a related party, C3 Bullion Advisory, LLC which is controlled by officer and shareholder Christopher Werner and shareholder Solomon Capital Management, an entity controlled by officer Luciano Duque. As of December 31, 2023 the company had a balance receivable from C3 Bullion Advisory, LLC of $30,000.

During the year ended December 31, 2023, the Company engaged the company officers Christopher Werner, Luciano Duque and Martin Gallon as consultants. Werner, Duque, and Gallon were paid fees during the period at the rate of $5000, $5000, and $2000 per month respectively for services rendered plus reimbursement of expenses. Such fees were paid either to Werner, Duque, and Gallon directly or to entities they control. Total fees paid during the period, including reimbursements for travel and other expenses were $45,000 to Werner, $76,337 to Duque, and $6000 to Gallon. The three officers are expected to be engaged by the company for the foreseeable future and their fees may be adjusted from time to time. As of the report date, the monthly fees paid to the officers are $10,000, $10,000 and $2000 to Werner, Duque, and Gallon, respectively.

Note 3 - Stockholders' Equity

Common Shares

The Company has 20,000,000, $0.001 par value, Shares authorized, and 9,880,000 Shares issued and outstanding at December 31, 2023. The Company issued 7,200,000 Shares to its Board of Directors at the inception of the Company.

The company issued to founders for services and recognized $8900 in stock compensation record as consulting fees on the income statement

Note 4 – Stock Based Compensation

During the year ended December 31, 2023, the Board of Directors approved the 2023 Equity Incentive Plan (the 2023 Plan). Under the Plan, 1,000,000 shares of Common Stock were reserved for issuance to key employees. Stock option grants in the amount of 70,000 shares were awarded during the year with an exercise price of

$1per share vesting immediately and expiring two years from the date of the award. During the period, an agreement to exercise 40,000 of options was entered into with the exercise funds still receivable at December 31, 2023.

A summary of stock option activity is as follows:

	2023 Plan	Weighted Average Exercise Price
Outstanding at inception	0	$0.00
Awarded	70,000	$1.00
Exercised	40,000	$0.00
Forfeited	0	$0.00
Outstanding at December 31, 2023	30,000	$1.00

The estimated value of the shares is based on the actual price paid of $1 for exercised options during the period. Estimated fair value of shares $1.00

Note 5 - Subsequent Events

The Company has evaluated subsequent events through August 22, 2024, the date these financial statements were available to be issued. Based upon this evaluation the company identified the following items for disclosure:

Between the end of the period and the report date, the company sold 434,000 Shares of Stock for $860,000 cash, all of which has been received.

Cash in the amount of $20,000 was received from the party exercising a 40,000option grant during the period. The option exercise receivable balance has been reduced from $40,000 to $20,000.

Cash in the amount of $40,000 was received, representing the entire balance of subscriptions receivable at the end of the period.

The related party receivable of $100,398 was reduced to $0 through a combination of cash received and expenses paid by the related party under the professional services agreement.

*****

The Date of this Annual Report is April 30, 2025

INDEX TO EXHIBITS - INFORMATION NOT REQUIRED IN THE ANNUAL REPORT

Number  Description of Exhibit

2.1Certificate/Articles of Incorporation***

2.2Bylaws***

3.1 Form of BOD Nomination Agreement***

3.2 Form of BOD Indemnification Agreement***

4.1 Form of Subscription Agreement***

6.1 Board of Directors Services Agreement with Solutionsloft, LLC***

6.2 Board of Directors Service Agreement with Mine +***

6.3 Stock Incentive Plan***

6.4 Stock Option Plan***

6.5 Investor Relations Agreement with tZero***

6.6 Employment Agreement, Gallon***

6.7 Employment Agreement, Werner***

6.8 Employment Agreement, Duque ***

6.9 Broker Dealer Reg A+ Agreement—tZero***

6.10 Marketing Service Agreement with Valynt Digital***

6.11 Public Relations Agreement with Sam Amsterdam***

10.1 Convertible Promissory Note***

11.1 Consent of Simmons Associates, Ltd.***

11.2 Consent of Frucci and Associates, CPA***

12.1 Form of Opinion Simmons Associates, Ltd.***

*Filed herewith.

** To be filed by amendment.

***Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-K and has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois, on the 30th day of April, 2025.

C3 BULLION, INC.

By:/s/ Christopher Werner

Christopher Werner

Chief Executive Officer and Director

This Annual Report has been signed by the following person in the capacities indicated on April 30, 2025.

By:/s/ Luciano Duque

Luciano Duque

Chief Investment Officer, Financial Officer and Director

This Annual Report has been signed by the following person in the capacities indicated on April 30, 2025.

C3 BULLION, INC.

Disclaimer

Any information in this Annual Report or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

You may obtain a copy of the Annual Report and the Offering Circular in which such Annual Report was filed with the SEC by visiting:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001742808&owner=exclude&count=40.

All information contained in this Annual Report is subject to change.